Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2013 first quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Susan Henricks, President and Chief Operating Officer, and Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

On the call today, I would like to share with you several product updates, not the least of which is the review of a great first quarter in which we experienced increased traction across almost our entire product portfolio. Leading the pack with strong growth was CG-CAHPS and Illuminate, our discharge call program.

First off, however, let me have Kevin provide a detailed review of our financial performance for the first quarter.

Kevin

Thank you, Mike.

Net new sales of $4.6 million were added in the first quarter of 2013, compared with $3.9 million in the same quarter last year, representing a 17% increase. Ending total contract value for the first quarter was $96.4 million. Subscription-based agreements represent 80% of contract value, compared to 75% of contract value at the end of the same quarter last year. Subscription agreements generated 74% of total revenue for the first quarter 2013, compared to 68% of revenue for the same quarter last year.

Revenue for the first quarter was $24.9 million, an increase of 11% over the first quarter of 2012. Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth from cross-selling and increasing contract value in our existing client base.

Along with our positive revenue growth trend, we continue to successfully manage our expenses to expand our operating margins. Operating income for the first quarter of 2013 was $7.2 million, or 29% of revenue, compared to $6.1 million, or 27% of revenue, for the same period last year.

Total operating expenses for the first quarter increased by 8%, from $16.3 million in 2012 to $17.7 million in 2013.

Direct expenses increased to $10.2 million for the first quarter, compared to $8.9 million for the same period in 2012. This is the result of increased variable costs related to revenue growth and higher survey volumes for subscription-based products. Direct expenses as a percent of revenue were 41% for the first quarter and we expect direct expenses as a percent of revenue to average 41% for the full year 2013.

Selling, general and administrative expenses increased 6% to $6.5 million for the three-month period ended March 31, 2013, compared to $6.2 million for the same period in 2012. SG&A expenses decreased as a percentage of revenue to 26% for the quarter from 27% for the same period last year due to the leveraging of SG&A expenses against increased revenue. We expect SG&A expenses to average 27% of revenue for the full year in 2013.

Depreciation and amortization expense for the first quarter 2013 was $950,000, compared to $1.2 million in the first quarter of 2012, with the decrease attributed to declining intangible asset amortization expenses. Depreciation and amortization expense was 4% of revenue for the first quarter and is expected to average 4% of revenue for the full year in 2013.

The provision for income taxes totaled $2.7 million for the three-month period ended March 31, 2013, compared to $2.1 million for the same period in 2012. The effective tax rate was 37.3% for the first quarter and is expected to average 37.5% for the full year in 2013.

Net income for the first quarter of 2013 increased by 16% to $4.5 million, compared to $3.8 million in 2012. Diluted earnings per share for the first quarter increased by 14% to $0.64, compared to $0.56 for the same period last year.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

Our consolidated 11% revenue growth rate for the quarter is lower than our historical 15%+ top-line growth and was directly the result of our post-acute group’s weak performance stemming from last year. Last year we provided the post-acute group more resources and added leadership with laser focus. I’m pleased to report these changes are paying off. New sales for post-acute products, which primarily serve home health and skilled nursing facilities, achieved new sales in excess of each of the last six quarters and a material increase in its sales pipeline. As revenue is recognized from these first quarter sales and from harvesting the pipeline, post-acute will return to its historical growth contribution. As that happens, post-acute products will join a very robust growth story.

On the acute care and medical group side of our business, we continue to see increasing growth across NRC’s diverse product portfolio.

Illuminate recorded the greatest percentage increase in revenue for the quarter, albeit on a small base. With hospitals now at risk for avoidable readmission penalties, the pain is tangible and solutions such as Illuminate are receiving strong acceptance.

CG-CAHPS, the government’s standardized measurement of a patient’s experience with his or her physician, continues to contribute material revenue and sales growth for the Company and the addressable market remains very large. We are attempting to size this opportunity and hope to have some solid numbers soon.

In the first quarter, Illuminate and CG-CAHPS, two of our newer offerings, collectively surpassed 10% of total contract value. I’m not aware of another set of products having achieved this level of financial materiality this quickly. Our plan is to pour more and more gas on CG-CAHPS in terms of sales resources and product value, as will be the case with Illuminate.

Our basic bread and butter product--patient experience measurement for hospitals, suggested by some to be a mature product--registered a 24% increase this past quarter, clearly establishing the fact that the runway is alive and well. The uniqueness of our offering stands out at point of sale and we continue to win share.

The attractiveness of our patient experience product offering does not stop at the U.S. border. NRC Canada also finished the quarter with a 24% revenue growth quarter-over-quarter by winning new logos and increasing spend among current client organizations.

Also experiencing great growth in the first quarter was Ticker with a 25% growth rate. Ticker, as you’re aware, measures the attitudes, behaviors and needs of consumers in each of the 300 largest markets in the United States. Ticker, now in its 26th year, has the largest and longest provider-specific comparable database of its type in the country. This barrier to entry essentially enables Ticker to maintain pricing power and the resulting attractive margins. As the importance of the voice of the customer and brand equity increases, it’s likely Ticker will maintain its very attractive growth rate and margin contribution.

Our Health Risk Assessment product, largely used by Medicare Advantage health plans, was short of plan due in part to timing. However, contract value is up 10% from new logo wins and more client spend. We are also beginning to see an expanded number of plans back in the market, given the more attractive Medicare Advantage rates recently announced. As well, expanded use cases are emerging for our HRA offering among state Medicaid programs where we have won two statewide contracts so far.

Rounding out the brief review of our product portfolio, The Governance Institute now counts over 1,000 organizations as members. TGI is a very profitable product and has great strategic value by allowing NRC access to 20% of the nation’s hospital boardrooms for other product offerings, an advantage no other competitor for any of our products enjoy. For example, the board portal, which is part of the TGI membership, creates an interesting and systematic informational conduit between our products and the board.

Our newest product, a Point of Care rounding solution announced during our last earnings call, is beginning its adoption journey with 28 new organizations opting in this quarter, including Banner and National Institutes of Health.

Additional products are in the new product pipeline, the most exciting of which is Customer-Connect which I previewed in our last call. Customer-Connect is all about providing our clients a deep understanding of every individual as a patient, not only when receiving care, but also of their attitudes, behaviors, preferences and activities of daily living outside the four walls of the traditional care setting. I will be sharing progress reports as Customer-Connect goes to market. This product, I believe, will emerge as the most important growth engine of NRC for the next decade.

Before I open the call to questions, I would like to touch on the re-launch of The Picker Institute. In May 2001, NRC acquired the commercial patient experience measurement business from The Picker Institute and left on its own, the NFP side of The Picker Institute. NRC has now taken on the Institute and will be re-launching The Picker Institute to be the home of all things improvement. With an unparalleled pedigree, having written the book and coined the phrase patient-centered care, we believe Picker Institute will be the go-to place for advanced learning on how to improve the patient experience.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.